EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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NEWS RELEASE
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Contact:   Raymond Martz, Vice President of Finance &
           Investor Relations--Bethesda +301/941-1500


          LASALLE HOTEL PROPERTIES ACQUIRES THE HOTEL GEORGE
                    Kimpton Group Named Manager of
               139-room Full-Service Upscale Urban Hotel


     BETHESDA, MD, September 18, 2003 -- LaSalle Hotel Properties
(NYSE: LHO) today announced the acquisition of the Hotel George for $24.1 million. Located on Capitol Hill in the heart of Washington, D.C., this upscale urban hotel features 139 well-appointed guestrooms, 2,000 square feet of meeting space, an upscale fitness center and Bistro Bis, one of the city's finest restaurants. Kimpton Hotel & Restaurant Group, LLC, which operates four properties in Washington, D.C. for LaSalle, has been named manager of the Hotel George.

     The Hotel George, originally built in 1928, is situated within three blocks of The U.S. Capitol Building and is centrally located to numerous leisure and corporate demand generators such as Union Station, The White House, the Mall and The Smithsonian. The hotel is located just one block from LaSalle's 343-room Holiday Inn on the Hill and within walking distance of the newly opened 2.3 million square foot Washington Convention Center and the revitalized Capitol Hill and Chinatown neighborhoods. This area continues to attract many new office space users, including the new headquarters for the Securities and Exchange Commission as well as the National Association of Realtors.

     Also located at the hotel is the award winning restaurant, Bistro
Bis, which caters to Capitol Hill powerbrokers, as well as locals. The hip and sophisticated 180-seat restaurant features a classic French bistro fare and is operated by renowned Chef Jeffrey Buben. Bistro Bis is located adjacent to The Hotel George and provides all in-room dining and catering for the hotel.

     "We are excited to complete this acquisition in downtown Washington, D.C., a market which we are extremely familiar," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "The Capitol Hill area continues to experience a tremendous redevelopment and renaissance which has attracted both government and non-government tenants to the area.

Due to Washington, D.C.'s significant barriers to entry and strong growth in room demand in all segments, including commercial transient, group and leisure/tourism, we believe that Washington, D.C. will continue to exhibit strong lodging fundamentals over the immediate future. Moreover, the significant diversification of visitors to the city and the substantial demand created from government, union and lobbying activities provide support even in an economic downturn."



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     With the acquisition of the Hotel George, the Company now owns six hotels in Washington, D.C., five of which are operated by Kimpton including: the Hotel Madera, Topaz Hotel, Hotel Rouge and Hotel Helix. The Company believes meaningful revenue generating and cost saving synergies can be realized at the Hotel George by utilizing Kimpton's advertising and marketing savvy, regional management structure and greater economies of scale for management, marketing and sales, purchasing, and hotel operations.

     "We are very excited to expand our relationship with LaSalle Hotel Properties," said Tom LaTour, President and Chief Executive Officer of the Kimpton Hotel & Restaurant Group, LLC. "Kimpton is particularly pleased to bring its unique approach to hospitality to Washington D.C.'s thriving Capitol Hill district. We believe this hotel offers many untapped opportunities which the LaSalle-Kimpton partnership will uncover."

     Kimpton is a San Francisco-based company known for its collection of stylish Boutique hotels that are coupled with fine chef-driven restaurants. Founded in 1981, the company currently operates 38 hotels and 39 restaurants across the United States and Canada. Kimpton's combination of boutique-style, four-star service and an adjacent destination restaurant has proven a great success.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, and the Kimpton Hotel & Restaurant Group, LLC.




Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.




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Additional Contacts:
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     Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
     301/941-1516

      For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com





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